Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Mary T. Conway
Conway Communications
617-244-9682
mtconway@att.net

PLC SYSTEMS REPORTS FIRST QUARTER 2009 RESULTS

FRANKLIN, Mass., May 7, 2009 — PLC Systems Inc. (OTCBB: PLCSF), a company focused on innovative cardiac and vascular medical device-based technologies, today reported financial results for the three month period ended March 31, 2009.

First quarter 2009 total revenues were $1,567,000, up from $1,168,000 in the first quarter of 2008. The net loss for the first quarter of 2009 was $358,000, or $0.01 per diluted share, compared to a net loss of $762,000, or $0.03 per diluted share, in the first quarter of 2008.

Mark R. Tauscher, president and chief executive officer of PLC Systems Inc., stated, “Our first quarter financial results reflect the positive impact we experienced from increased international revenues this past quarter stemming from our first CO2 Heart Laser (HL2) sale in Bangladesh. In addition we benefited in the first quarter this year from our ongoing cost containment efforts which resulted in lower overall operating expenses, most notably a reduction in U.S. clinical trial-related expenditures for our RenalGuard® technology due to the delay in commencing the next phase of the trial.”

PLC announced on May 4, 2009, that it had entered into a five-year exclusive agreement with IZASA Distribuciones Técnicas S.A., headquartered in Barcelona, Spain, for the distribution of its RenalGuard System™ in Spain.  IZASA is one of Spain’s leading distributors of interventional cardiology-related medical devices, and a part of the Werfen Group, a privately owned international healthcare corporation. IZASA joins Artech Spa, the Company’s exclusive distributor for RenalGuard products in Italy, in PLC’s European launch of RenalGuard.

During the first quarter of 2009, PLC recorded one new HL2 sale internationally; there were no domestic laser sales. In the same quarter of 2008, PLC recorded one new HL2 sale to a U.S. hospital through Novadaq Technologies, PLC’s U.S. marketing and distribution partner for its TMR products. PLC ended the first quarter of 2009 with 169 HL2 CO2 Heart Lasers located at heart centers throughout the U.S.

During the first quarter of 2009, 347 disposable TMR kits were shipped, consisting of 332 kits shipped to hospitals in the U.S. by Novadaq and 15 kits shipped internationally by PLC. In comparison, a total of 390 disposable TMR kits were shipped worldwide during the first quarter of 2008.

Conference Call

PLC Systems will host a conference call today, May 7, 2009, at 11:00 a.m. ET to discuss these matters. The call may be joined by dialing (866) 825-1709, or internationally, (617) 213-8060, at least ten minutes prior to the start of the call. The passcode is 67477077. A live webcast of the call will be accessible at the investor relations section of the Company’s website at

www.plcmed.com.  An archived webcast of the conference call will be available beginning one hour after the completion of the call in the same location.

About PLC Systems Inc.

PLC Systems Inc. is a medical technology company specializing in innovative technologies for the cardiac and vascular markets. Headquartered in Franklin, Massachusetts, PLC pioneered the CO2 Heart Laser System, which cardiac surgeons use to perform CO2 transmyocardial revascularization (TMR) to alleviate symptoms of severe angina.  PLC’s newest product, RenalGuard, is approved for sale in the EU as a general fluid balancing device. Additional company information can be found at www.plcmed.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. Our statements of our objectives are also forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release. Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including that we may not receive necessary regulatory approvals to market our RenalGuard product or that such approvals may be withdrawn, we may be unable to raise sufficient funds in the future to implement our business plan and/or commence our planned U.S. clinical trial for RenalGuard, the current  clinical trial in Italy and the planned future U.S. clinical trial for RenalGuard as a safe and effective prevention device for contrast induced nephropathy may not be completed in a timely fashion, if at all, or, if these clinical trials are completed, they may not produce clinically significant or meaningful results, the RenalGuard product may not be commercially accepted, operational changes, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, and additional risk factors described in the “Forward Looking Statements” section of our Annual Report on Form 10-K for the year ended December 31, 2008, and our other SEC reports.

PLC Systems, PLC Medical Systems, PLC, CO2 Heart Laser, RenalGuard and RenalGuard System are trademarks of PLC Systems Inc.

Novadaq is a trademark of Novadaq Technologies, Inc.

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PLC SYSTEMS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended March 31,
	2009	2008
Revenues:
Product sales	$1,259	$806
Service fees	308	362
Total revenues	1,567	1,168

Cost of revenues:
Product sales	411	220
Service fees	201	185
Total cost of revenues	612	405
Gross profit	955	763

Operating expenses:
Selling, general and administrative	1,085	970
Research and development	229	608
Total operating expenses	1,314	1,578

Loss from operations	(359)	(815)
Other income, net	1	53
Net loss	$(358)	$(762)
Basic and diluted loss per share	$(0.01)	$(0.03)

Average shares outstanding:
Basic and diluted	30,351	30,329

CONDENSED BALANCE SHEET

	March 31, 2009	December 31, 2008
Cash and cash equivalents	$4,319	$5,026
Total current assets	6,414	7,562
Total assets	6,738	7,913
Total current liabilities	2,777	3,364
Shareholders’ equity	2,876	3,191